EXHIBIT 23.3

KPMG LLP
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Toronto, ON M5H 2S5
Canada
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CONSENT OF INDEPENDENT AUDITORS

The Board of Directors of Invesque Inc.,

We consent to the inclusion in the annual report on Form 10-K for the year ended December 31, 2020 of Tiptree Inc. of our independent auditors' report dated March 13, 2019 on the consolidated statement of financial position of Invesque Inc. as of December 31, 2018, the related consolidated statements of income and comprehensive income, changes in shareholders' equity, and cash flows for the year then ended, and notes, comprising a summary of significant accounting policies and other explanatory information (the consolidated financial statements).

Our independent auditors' report on the consolidated financial statements refers the fact that we have previously audited, in accordance with Canadian generally accepted auditing standards, the financial statements of Invesque Inc. as at and for the year ended December 31, 2017, in respect of which we expressed an unmodified audit opinion, and that in our opinion, the summarized comparative information presented of and for the year ended December 31, 2017 is consistent, in all material respects, with the audited financial statements from which it has been derived.

We also consent to the incorporation by reference of such report in the following registration statements of Tiptree Inc.:

1.Registration Statement - Form S-3 - File No. 333-226710
2.Registration Statement - Form S-8 - File No. 333-218827
3.Registration Statement - Form S-8 - File No. 333-192501

/s/ KPMG LLP
Chartered Professional Accountants, Licensed Public Accountants

March 11, 2021
Toronto, Canada

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with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.